Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2026, relating to the financial statements of Backblaze, Inc., appearing in the Annual Report on Form 10-K of Backblaze, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 10, 2026